                     [SUBURBAN PROPANE LETTERHEAD OMITTED]

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FOR IMMEDIATE RELEASE
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        SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES EXECUTIVE APPOINTMENTS

WHIPPANY, NEW JERSEY, MAY 23, 2005 -- Suburban Propane Partners, L.P. (the
"Partnership") (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced the following executive appointments:

MICHAEL J. DUNN JR., Senior Vice President, Corporate Development, has been appointed President of the Partnership. He will continue to report to Mark A.
Alexander, Chief Executive Officer, and maintain his responsibility as a member of the Board of Supervisors. Mr. Dunn has been with the Partnership since March of 1997 after an 18-year career with Goldman Sachs.

DENNIS W. TRAUTMAN has been named Chief Operating Officer, reporting to Michael
J. Dunn, Jr. In this expanded role, he will be responsible for driving the implementation and execution of the Partnership's operational goals and objectives. Prior to joining Suburban in December 2003 as Managing Director,
Northeast Operations, Mr. Trautman served as Chief Operating Officer of Agway
Energy Products, LLC.

DOUGLAS T. BRINKWORTH has been promoted to Vice President - Supply, reporting to
Michael J. Dunn, Jr. Mr. Brinkworth joined the Partnership in April 1997 after a nine year career with Goldman Sachs. Since then he has assumed a progressive leadership role in the product supply area to the level of Managing Director.

MICHAEL A. STIVALA, Controller of the Partnership, will assume the additional responsibility of Chief Accounting Officer and will continue to report to Robert
M. Plante, Vice President & Chief Financial Officer. Mr. Stivala joined the
Partnership in December 2001 from PricewaterhouseCoopers where he was Senior
Manager, Assurance & Business Advisory Services. Since joining Suburban he has been instrumental in leading the activities associated with Sarbanes-Oxley Act compliance.

In announcing these promotions, Chief Executive Officer Mark A. Alexander stated, "Mike Dunn has demonstrated keen insight into the architecture of
Suburban's growth and development. His appointment to President places him in a key leadership role to implement the next phase of Suburban's long-range operational and financial strategies. Denny Trautman has been a part of our senior management team since the acquisition of Agway Energy and he will be a strong and capable operational leader. Both Doug Brinkworth and Mike Stivala have done an outstanding job in their present roles. Their expertise in their respective disciplines will be valuable counsel for our management team. These promotions will further strengthen our organization, leaving us well positioned to execute our strategic plans for growth and continued operational efficiency."

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Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.

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